Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES FINAL RESULTS OF STOCKHOLDER VOTING AT THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS

Las Vegas, NV - May 20, 2013 - Affinity Gaming (“Affinity” or the “Company) today announced the final results of stockholder voting at the Company's 2013 annual meeting of stockholders. As previously reported, stockholders approved the expansion of Affinity's board of directors from five directors to seven, and elected the Company's nominees, Don R. Kornstein, Thomas M. Benninger, Matthew A. Doheny, Randall A. Fine, Richard S. Parisi, David D. Ross and Eric V. Tanjeloff, as directors to hold office until the 2014 annual meeting of stockholders. Each of Messrs. Benninger, Fine, Parisi Ross and Tanjeloff received 100% of the votes cast for directors, and each of Messrs. Kornstein and Dohen received 66.5% of the votes cast for directors and 96.2% of the votes cast by stockholders not affiliated with Z Capital Partners L.L.C. Z Capital's nominees received only 2.6% of the votes cast for directors in addition to their own shares, and just 3.8% of the votes cast excluding their own shares.

The Company's stockholders also approved executive officer compensation for 2013, expressed their desire for the Company to hold future advisory votes on executive officer compensation every two years, and ratified the appointment of PricewaterhouseCoopers LLP as Affinity's registered independent public accounting firm.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
Marc Rubinstein
Senior Vice President, General Counsel and Secretary
(702) 341-2421

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